For Immediate Release: June 18, 1997          NASDAQ Ticker Symbol: CDSI


                         COMPUTER DATA SYSTEMS, INC.
                      COMPLETS ACQUISITION OF ANALYTICAL
                      SYSTEMS ENGINEERING CORPORATION

Contact:  John C. Kezer   (301) 921-7017

Computer Data Systems, Inc. (CDSI) announced today that it has completed the acquisition of Analytical Systems Engineering Corporation (ASEC) for $51 million. CDSI and ASEC announced the acquisition on May 30.

With the deal's closing, CDSI has acquired all of ASEC's outstanding capital stock. Ninety percent of the purchase price was paid in cash and 10 percent was paid in shares of CDSI stock valued for purposes of the agreement at $27.50 per share.

"This marks a positive step for CDSI," said CEO and President Peter A. Bracken. "We are confident that we are on the leading edge of the acquisition activity that is building up in the information technology services area. ASEC, with its strong base in the intelligence and defense markets, greatly enhances our existing capabilities in those areas. We look forward to growth opportunities as a result of this ASEC purchase and future acquisitions."

The Burlington, Mass-based ASEC is a premier provider of engineering and technical services primarily to the intelligence community and to Department of Defense agencies. ASEC employs more than 550 people in 15 locations throughout the United States and internationally. The previously privately held company will operate as a wholly-owned subsidiary of CDSI. ASEC President James Henderson will remain in that position and also join CDSI's Board of Directors.

"ASEC needed an alliance with a strong information technology company to enhance growth in our current markets," Henderson said. "CDSI brings the essential, complementary skills. I look forward to the new opportunities that will be created by this relationship."

Computer Data Systems, Inc., founded in 1968, is a recognized leader in providing broad-based information technology solutions for government and commercial customers. CDSI's services include systems integration, custom software development, data center management, proprietary applications software and value-added processing.